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                                                                    Exhibit 23.1


                       Consent of Independent Accountants


We consent to the incorporation by reference in the prospectus of Network Plus Corp., included in Amendment No. 1, dated October 16, 1998, to the registration statement on Form S-4, of our report dated June 24, 1998, except for the information presented in notes 12 and 15, for which the dates are July 15, 1998 and September 3, 1998, respectively, on our audits of the financial statements of Network Plus, Inc., a wholly-owned subsidiary of Network Plus Corp., as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which report is included in this prospectus.




                                             PricewaterhouseCoopers LLP

Boston, Massachusetts
October 16, 1998